Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ZOLTEK COMPANIES, INC.

First. The name of the Corporation is:

Zoltek Companies, Inc.

Second. The address, including street and number, of its present registered office in the State of Missouri is 120 South Central Avenue, Clayton, Missouri 63105, and the name of its present registered agent at such address is C T Corporation System.

Third. The purpose for which the Corporation is formed is to carry on any business, not contrary to the laws of the State of Missouri pursuant to which this Corporation is organized, and to have and exercise all the powers, rights and privileges conferred by the laws of Missouri upon corporations formed under such laws, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

Fourth.

(a) The aggregate number of shares which the Corporation shall have authority to issue shall be 1,000 shares of common stock, of the par value of $.01 per share.

(b) No holder of any shares of stock or any other securities of the Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any shares of stock of the Corporation of any class, whether now or hereafter authorized or whether issued for cash, property or services or as a dividend or otherwise, or to subscribe for or purchase any obligations, bonds, notes, debentures, other securities or stock convertible into shares of stock of the Corporation of any class or carrying or evidencing any right to purchase shares of stock of any class.

Fifth. The number of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Directors need not be shareholders of the Corporation unless the Bylaws of the Corporation require them to be shareholders.

With respect to the election of directors, cumulative voting is not permitted and, thus, no shareholder entitled to vote in the election of directors shall have the right to cast as many votes in the aggregate as shall equal the number of votes held by the shareholder in the Corporation, multiplied by the number of directors to be elected at the election, for one candidate, or distribute them among two or more candidates.

Sixth. The duration of the Corporation is perpetual.

Seventh. Unless otherwise required by law, the Bylaws of the Corporation may from time to time be altered, amended or repealed, or new Bylaws may be adopted, in any of the following ways: (i) by the affirmative vote, at any annual or special meeting of the shareholders, of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote with respect thereto; or (ii) by resolution adopted by a majority of the full Board of Directors at a meeting thereof; or (iii) by unanimous written consent of all the shareholders entitled to vote with respect thereto or all the directors in lieu of a meeting; provided, however, that the power of the directors to alter, amend, or repeal the Bylaws, or to adopt new Bylaws, may be denied as to any Bylaws or portion thereof enacted by the shareholders if at the time of such enactment the shareholders shall so expressly provide.

Eighth.

(a) The Corporation shall and does hereby indemnify any person who is or was a director or executive officer of the Corporation or any subsidiary against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by such person in connection with any civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of the Corporation or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person shall be entitled to any indemnification pursuant to this subsection (a) of this Article on account of (i) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time, or pursuant to a successor statute or regulation.

(b) The Corporation may, to the extent that the Board of Directors deems appropriate and as set forth in a bylaw or resolution, indemnify any person who is or was a non-executive officer, or employee or agent of the Corporation or any subsidiary or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by such person in connection with any civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Corporation or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person shall be entitled to any indemnification pursuant to this subsection (b) of this Article on account of (i) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time, or pursuant to a successor statute or regulation.

(c) The Corporation may, to the extent that the Board of Directors deems appropriate, make advances of expenses, including attorneys’ fees, incurred prior to the final disposition of a civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Corporation or a subsidiary) to any person to whom indemnification is or may be available under this Article; provided, however, that prior to making any advances, the Corporation shall receive a written undertaking by or on behalf of such person to repay such amounts advanced in the event that it shall be ultimately determined that such person is not entitled to such indemnification.

(d) The indemnification and other rights provided by this Article shall not be deemed exclusive of any other rights to which a person to whom indemnification is or otherwise may be available (under these Articles of Incorporation or the Bylaws or any agreement or vote of shareholders or disinterested directors or otherwise), may be entitled. The Corporation is authorized to purchase and maintain insurance on behalf of the Corporation or any person to whom indemnification is or may be available against any liability asserted against such person in, or arising out of, such person’s status as director, officer, employee or agent of the Corporation, any of its subsidiaries or another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) which such person is serving at the request of the Corporation.

(e) Each person to whom indemnification is granted under subsection (a) of this Article is entitled to rely upon the indemnification and other rights granted hereby as a contract with the Corporation and such person and such person’s heirs, executors, administrators and estate shall be entitled to enforce against the Corporation all indemnification and other rights granted to such person by subsections (a) and (c) and this subsection (e) of this Article. The indemnification and other rights granted by subsections (a) and (c) and this subsection (e) of this Article shall survive amendment, modification or repeal of this Article, and no such amendment, modification or repeal shall act to reduce, terminate or otherwise adversely affect the rights to indemnification granted hereby, with respect to any expenses, judgments, fines and amounts paid in settlement incurred by a person to whom indemnification is granted under subsection (a) of this Article with respect to an action, suit, proceeding or claim that arises out of acts or omissions of such person that occurred prior to the effective date of such amendment, modification or repeal. Any indemnification granted by the Board of Directors pursuant to subsection (b) of this Article shall inure to the person to whom the indemnification is granted and such person’s heirs, executors, administrators and estate; provided, however, that such indemnification may be changed, modified or repealed, at any time or from time to time, at the discretion of the Board of Directors, and the survival of such indemnification shall be in accordance with terms determined by the Board of Directors.

(f) For the purposes of this Article, “subsidiary” shall mean any corporation, partnership, joint venture, trust or other enterprise of which a majority of the voting power, equity or ownership interest is directly or indirectly owned by the Corporation.

Ninth. The books of the Corporation (except any books required to be kept in the State of Missouri, pursuant to the laws thereof) may be kept at any place within or without the State of Missouri.

Tenth. Except as may be otherwise provided by statute, the Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner of such shares and of all rights derived from such shares for all purposes and the Corporation shall not be obligated to recognize any equitable or other claim to or interest in such shares or rights on the part of any other person, including, but without limiting the generality of the term "person" to, a purchaser, pledgee, assignee or transferee of such shares or rights, unless and until such person becomes the registered holder of such shares. The foregoing shall apply whether or not the Corporation shall have either actual or constructive notice of the claim by or the interest of such person.

The Corporation reserves the right to alter, amend or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter permitted or prescribed by the statutes of Missouri, and all rights and powers conferred herein are granted subject to this reservation.